Exhibit 4.50

Note and warrant pUrchase AGREEMENT

This Note and Warrant Purchase Agreement (this “Agreement”) is made as of February 12, 2016 (the “Effective Date”) by and among Amyris, Inc., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule I hereto (each, a “Purchaser,” and collectively, the “Purchasers”).

Preliminary Statement

Subject to the terms and conditions hereof, each Purchaser desires to purchase, and the Company desires to offer and sell to each Purchaser, (i) that aggregate principal amount of Unsecured Promissory Notes with a principal amount set forth opposite each such Purchaser’s name on Schedule I hereto (which aggregate principal amount for all Purchasers as of the Initial Closing (as defined below) shall be $18,000,000) (each such Unsecured Promissory Note, a “Note” and collectively, the “Notes”), and (ii) warrants, in substantially the form attached hereto as Exhibit B (collectively, the “Warrants”), to acquire up to that number of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), as determined pursuant to Article 8 of this Agreement and set forth on Schedule I hereto (with the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants being referred to herein as the “Warrant Shares”). If and when issued, each of the Notes shall be evidenced by a promissory note in the form attached hereto as Exhibit A.

The Notes, the Warrants and the Warrant Shares issued pursuant to this Agreement are collectively referred to herein as the “Securities.”

Agreement

The parties, intending to be legally bound, agree as follows:

1.      Sale of Notes and Warrants.

(a)                Subject to the terms and conditions hereof, at the Initial Closing (as defined in Section 2) or any subsequent Closing (as defined in Section 2), the Company shall sell to each Purchaser, and, subject to satisfaction of the conditions set forth in this Agreement, each such Purchaser will purchase from the Company, (i) a Note in a principal amount as set forth next to such Purchaser’s name on Schedule I hereto for a purchase price equal to the purchase price set forth next to such Purchaser’s name on Schedule I hereto under the column “Note Purchase Price” (the “Note Purchase Price”), and (ii) a Warrant exercisable for that number of shares of Common Stock set forth next to such Purchaser’s name on Schedule I hereto for a purchase price equal to the purchase price set forth next to such Purchaser’s name on Schedule I hereto under the column “Warrant Purchase Price” (the “Warrant Purchase Price” and together with the Note Purchase Price, the “Purchase Price”). The sale and purchase of the Notes and Warrants to each Purchaser shall constitute a separate sale and purchase hereunder. Notwithstanding the foregoing, the Purchasers hereby acknowledge that the Warrants shall only be exercisable if the Warrants have been approved by a majority of the Company’s stockholders whose vote is counted at the Stockholders Meeting (as defined in Section 9) in accordance with Section 9 of this Agreement.

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(b)               The Company and each Purchaser, having adverse interests and as a result of arm’s length bargaining, agree that 80.14% of the principal amount of such Purchaser’s Note shall be allocated to such Purchaser’s Note and 19.86% to such Purchaser’s Warrant, and further agree that neither such Purchaser’s Note nor such Purchaser’s Warrant are being issued in whole or in part as compensation for services rendered to the Company. Each party shall ensure that all its tax returns and other filings relating to such Notes and Warrants shall consistently reflect the matters agreed upon in this Section 1(b).

2.      Closing.

(a)                The initial closing (“Initial Closing”) of the transactions contemplated hereby shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041 within one business day following the date on which the last of the conditions set forth in Sections 7 and 8 have been satisfied or waived in accordance with this Agreement but in no event later than February 15, 2016 (such date, the “Initial Closing Date”), or at such other time and place as the Company and the Purchasers mutually agree upon.

(b)               At any time and from time to time after the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, without obtaining the signature, consent or permission of any of the Purchasers, up to $2,000,000 in aggregate principal amount of Notes together with Warrants to purchase up to an aggregate of 285,714 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), to one or more purchasers in additional closings (each, an “Additional Closing” and any Initial Closing or Additional Closing being referred to herein as a “Closing”), provided that (i) each such subsequent sale is consummated prior to 30 days after the Initial Closing, and (ii) each such purchaser shall become a party to the Transaction Agreements (as defined below) as a Purchaser hereunder, by executing and delivering a counterpart signature page to each of the Transaction Agreements. Schedule I to this Agreement shall be updated to reflect the number of Notes and Warrants purchased at each such Closing and the parties purchasing such Notes and Warrants.

3.      Delivery.

(a)                At each Closing, each Purchaser at such Closing shall (i) pay the Company the applicable Purchase Price in immediately available funds, or (ii) (A) initiate irrevocable payment instructions to its paying bank to make the payment (an “Irrevocable Payment Instruction”) to the Company of the applicable Purchase Price in immediately available funds and (B) deliver to the Company confirmation that such Purchaser has made an Irrevocable Payment Instruction, such confirmation to be in the form of a federal reference number or other similar written evidence that a wire has been initiated.

(b)               At each Closing, or, if applicable, upon receipt of the applicable amount of the Purchase Price due in respect of such Closing from any Purchaser who makes an Irrevocable Payment Instruction at such Closing, the Company shall deliver to such Purchaser a Note with a principal amount as provided in Section 1 above and a Warrant exercisable (subject to the Stockholder Approval (as defined in Section 9 of this Agreement)) for that number of shares of Common Stock as provided in Section 1 above, such Note and Warrant to be registered in the

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name of such Purchaser, or in such nominee’s or nominees’ name(s) as provided by such Purchaser to the Company, against payment of the Purchase Price therefor as provided in Section 1 above by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to such Purchaser at least two (2) days prior to the date of such Closing.

4.      Company Representations. The Company represents and warrants to the Purchasers as follows:

(a)                Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”). For the purposes of clarity, the implementation of any plan for the significant restructuring of the Company, which has been approved by the Board of Directors of the Company as of the date hereof, shall not constitute a Material Adverse Effect.

(b)               Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Notes and Warrants hereunder, and to carry out and perform its obligations under the terms of this Agreement, the Notes and the Warrants (collectively, the “Transaction Agreements”).

(c)                Authorization. Subject to any waivers or consents required under the ROFI Agreements (as defined in Section 4(f) below) and any waivers of covenants limiting the Company’s ability to incur further debt under outstanding debt instruments and loans, each of which would be obtained or waived as required prior to the Initial Closing (the “Pre-Closing Consents”), execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Agreement, the Notes and the Warrants constitute the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

(d)               Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D or other document to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby. Assuming the accuracy of the representations of the Purchasers in Section 5, no consent, approval,

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authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”), or other governmental body is required for the execution and delivery of the Transaction Agreements, the valid issuance, sale and delivery of the Securities to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Securities.

(e)                Non-Contravention. The execution and delivery of this Agreement and, following satisfaction of the Closing conditions set forth in Sections 7 and 8 hereof as applicable to the Closing, the issuance, sale and delivery of the Securities to be sold by the Company under this Agreement and the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby, will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) subject to obtaining the Pre-Closing Consents, any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof, the Company’s Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 4(e), the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a 12-month period.

(f)                Notes. The Notes have been duly authorized by the Company and, when duly executed and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions. Except for the rights of first investment granted to certain stockholders of the Company pursuant to (i) that certain Letter Agreement dated as of February 23, 2012 by and among the Company and certain of its stockholders, and (ii) the Securities Purchase Agreement dated August 8, 2013 by and among the Company and certain of its stockholders, as amended October 16, 2013 and

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December 24, 2013 (collectively, the “ROFI Agreements”), the issuance and delivery of each of the Notes is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

(g)               Authorization of the Warrants. The Warrants have been duly authorized by the Company and, when duly executed and delivered by the Company, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(h)               Authorization of the Warrant Shares. The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon exercise by all necessary corporate action (other than the Stockholder Approval) and such shares, when issued upon such exercise in accordance of the terms of the Warrants, will be validly issued and will be fully paid and non-assessable, and will be free of any liens or encumbrances with respect to the issuance thereof; provided, however, that the Warrant Shares shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement, or as otherwise may be required under state or federal securities laws as set forth in this Agreement at the time a transfer is proposed. Subject to the Stockholder Approval, the issuance and delivery of the Warrant Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other Person (other than pursuant to the ROFI Agreements), or any liens or encumbrances or, except in the case where the Company issues Securities that result in the effective issuance of Common Stock at a price per share less than the then-applicable conversion prices per share for certain outstanding convertible promissory notes of the Company as separately disclosed to the Purchasers, result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

(i)                 No Registration. Assuming the accuracy of each of the representations and warranties of the Purchaser herein, the issuance by the Company of the Securities is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

(j)                 Reporting Status. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as of the Closing, will have filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC

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on or after November 9, 2015 but prior to the date hereof (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature).

(k)               Legal Proceedings. Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

(l)                 No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(m)             Listing Compliance. The Company is in compliance with the requirements of The NASDAQ Stock Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of The NASDAQ Stock Market. The Company will comply with all requirements of The NASDAQ Stock Market with

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respect to the issuance of the Securities, including the filing of any listing notice with respect to the issuance of the Securities.

(n)               Financial Statements. The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor its subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.

(o)               Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in the Securities. All disclosure furnished by or on behalf of the Company to the Purchasers in connection with this Agreement regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchasers have not made and do not make any representations or warranties with respect to the transactions contemplated hereby other than those set forth in Section 5 hereto.

5.      Investment Representations. In connection with the receipt of any Securities pursuant to this Agreement or pursuant to the Notes and Warrants, each Purchaser represents and warrants to the Company the following:

(a)                Organization. Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

(b)               Power. Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c)                Authorization. The execution, delivery, and performance of this Agreement by Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of Purchaser enforceable in accordance with its terms (subject to the Enforceability Exceptions).

(d)               Consents and Approvals. Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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(e)                Non-Contravention. The execution, delivery and, subject to satisfaction by the Company of the conditions to Closing set forth in Sections 7 and 8 hereof on or prior to the issuance of the Notes and Warrants, or performance, by Purchaser of this Agreement do not and will not contravene or constitute a default under, or violation of, or be subject to penalties under, (i) any agreement (or require the consent of any party under any such agreement that has not been made or obtained) to which Purchaser is a party, or (ii) any judgment, injunction, order, decree or other instrument binding upon Purchaser, except where such contravention, default, violation or failure to obtain a consent, individually or in the aggregate, would not reasonably be expected to impair Purchaser’s ability to perform fully any obligation which Purchaser has or will have under this Agreement.

(f)                Investor Qualification. Purchaser understands the definition of the term “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, and qualifies as an accredited investor.

(g)               Information; Purchase for Investment Only. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Purchaser is acquiring the Securities for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Securities to any other person or entity in such a “distribution.”

(h)               No Registration. Purchaser understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(i)                 Restricted Securities. Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale.

(j)                 Risk of Investment. Purchaser realizes that the purchase of the Securities will be a highly speculative investment and Purchaser may suffer a complete loss of its investment. Purchaser understands all of the risks related to the purchase of the Securities. By reason of its business and financial experience, Purchaser has the ability to protect its own interests in connection with the purchase of the Securities.

(k)               Advisors. Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated hereby with Purchaser’s own legal counsel.

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(l)                 Finder. Purchaser is not obligated and will not be obligated to pay any broker commission, finders’ fee, success fee, or commission in connection with the transactions contemplated by this Agreement.

6.      Restrictive Legends and Stop-Transfer Orders.

The Notes and the Warrants and/or the certificate or certificates representing the Warrant Shares shall bear such legends as the Company deems to be required for the purpose of compliance with applicable federal or state securities laws or as otherwise required by law.

7.      Conditions to Company’s Obligations at each Closing. The Company’s obligation to complete the sale and issuance of the Notes and Warrants, and deliver the Notes and Warrants to the Purchasers at each Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)                Receipt of Payment. The Company shall have received payment (or confirmation that an Irrevocable Payment Instruction has been made with respect to such payment), by wire transfer of immediately available funds or by cancellation of indebtedness of the Company to each applicable Purchaser, in the full amount of the Purchase Price for the Notes and Warrants being purchased by such Purchaser at such Closing.

(b)               Representations and Warranties. The representations and warranties made by the Purchasers in Section 5 hereof shall be true and correct in all material respects as of, and as if made on, the date of such Closing.

8.      Conditions to Purchaser’s Obligations at each Closing. Each Purchaser’s obligation to accept delivery of the Notes and Warrants and to pay for such Purchaser’s respective Notes and Warrants at each Closing shall be subject to the following conditions to the extent not waived by such Purchaser:

(a)                Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects (except for any representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of, and as if made on, the date of this Agreement and as of the date of such Closing as though such representations and warranties were made on and as of such date.

(b)               Certificate. The Purchaser shall have received a certificate dated as of the Closing and signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the representations and warranties of the Company in Section 4 hereof are true and correct in all material respects (except for any representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of, and as if made on, the date of this Agreement and as of such Closing, and that the Company has satisfied all of the conditions set forth in this Agreement and required to be satisfied as of such Closing.

(c)                Good Standing. The Company shall be validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which shall be provided to the Purchaser at the Closing.

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(d)               Board Approval. The terms and conditions of the issuance of the Securities (including the issuance of the Warrant Shares upon issuance thereof) and the Transaction Agreements shall have been duly approved by the Board of Directors of the Company (including at least six directors who are disinterested with respect to the transactions contemplated hereby).

(e)                Other Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals required in connection with the transactions contemplated hereby, if any, including obtaining the Pre-Closing Consents and any waivers of any other negative covenants and pro rata or similar preemptive rights that may apply to the issuance of the Securities.

9.      Stockholders Meeting. The Company shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the “Stockholder Meeting”), which initially shall be promptly called and held not later than June 30, 2016 (the “Stockholder Meeting Deadline”), a proxy statement substantially in the form which has been previously reviewed by the Purchasers and a counsel of their choice, at the expense of the Company, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (the “Stockholder Resolutions”) providing for the Company’s issuance of all of the Securities as described in the Agreement in accordance with applicable law and rules and regulations of The NASDAQ Stock Market, including the issuance of the Warrant Shares upon exercise of the Warrants (such affirmative approval being referred to herein as the “Stockholder Approval” and the date such approval is obtained, the “Stockholder Approval Date”), and the Company shall use its best efforts to solicit its stockholders’ approval of the Stockholder Resolutions and to cause the Board to recommend to the stockholders that they approve the Stockholder Resolutions. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline. If, despite the Company’s best efforts, the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to approve the Stockholder Resolutions to be called and held at each otherwise convened special or annual meeting of the stockholders of the Company, which special or annual meetings must be called and held at least once in each six-month period after the Stockholder Meeting Deadline until such Stockholder Approval is obtained, provided that if the Board does not recommend to the stockholders that they approve the Stockholder Resolutions at any such Stockholder Meeting and the Stockholder Approval is not obtained, the Company shall cause an additional Stockholder Meeting to be held each calendar quarter after the Stockholder Meeting Deadline until such Stockholder Approval is obtained.

10.  SEC Filings. Upon execution of this Agreement and the issuances of Notes and Warrants, the Company will complete any SEC filings (such as a Current Report on Form 8-K and a Notice of Exempt Offering of Securities on Form D) that are, in the judgment of the Company’s legal counsel, required to be completed.

11.  Miscellaneous.

(a)                Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and

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interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b)               Assignment; Successors and Assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Company; provided, that this Agreement may be assigned by a Purchaser to the valid transferee of any security purchased hereunder if such security remains a “restricted security” under the Securities Act. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

(c)                Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (i) when personally delivered, (ii) when sent by facsimile upon confirmation of receipt, (iii) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (iv) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: , with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: , facsimile number: , and as to each Purchaser at the address and facsimile number set forth opposite such Purchaser’s name on the Schedule of Purchasers on Schedule I. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Purchasers and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)               Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

(e)                Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

(f)                Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g)               Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

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(h)               Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

(i)                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

(j)                 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by the Company and the holders of a majority of the aggregate principal amount of the then outstanding Notes. No waiver by any of the parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No action taking pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[Signature Pages Follow]

12

The undersigned has executed this Agreement as of the date first set forth above.

THE COMPANY:

AMYRIS, inc.

By:	/s/ John Melo
(Signature)
Name:	John Melo
Title:	President & CEO

Address:
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: General Counsel
Facsimile:
Email:

[Signature Page to Note Purchase Agreement]

The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:

FORIS VENTURE, LLC

/s/ B Hager
(Signature)
Name:	Barbara Hager
Title:	Manager

[Signature Page to Note Purchase Agreement]

The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:

NAXYRIS S.A.

	/s/ Christoph Piel	/s/ Jacques Reckinger
(Signature)
Name:	Christoph PIEL	Jacques RECKINGER
Title:	Director	Director

[Signature Page to Note Purchase Agreement]

The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:
BIOLDING INVESTMENT SA

/s/ HH Sheik Abdullah bin Khalifa Al Thani
(Signature)
Name:
Title:

[Signature Page to Note Purchase Agreement]

Schedule I

Schedule of Purchasers

Initial Closing: February 12, 2016

Name of Purchaser	Notes Principal Amount	Note Purchase Price	Warrant Shares	Warrant Purchase Price	Address and Facsimile
Foris Ventures LLC	$16,000,000.00	$12,822,857.54	2,285,714	$3,177,142.46	Foris Ventures LLC Attention: Barbara S. Hager JEMA Management LLC 555 Bryant Street, No. 722 Palo Alto, CA 94301 Phone: Fax:
Biolding Investment S.A.	$2,000,000.00	$1,602,857.54	285,714	$397,142.46	Biolding Investment S.A. 11 A Boulevard du Prince Henri L-1724 Luxembourg Facsimile:
TOTAL	$18,000,000.00	$14,425,715.08	2,571,428	$3,574,284.92

Additional Closing: February 15, 2016

Name of Purchaser	Notes Principal Amount	Note Purchase Price	Warrant Shares	Warrant Purchase Price	Address and Facsimile
Naxyris S.A.	$2,000,000.00	$1,602,857.54	285,714	$397,142.46	Naxyris S.A. Attention: Sam Reckinger and Chirstoph Piel 40, Boulevard Jospeh II L-1840, Luxembourg Facsimile: Email:
TOTAL	$2,000,000.00	$1,602,857.54	285,714	$397,142.46

exhibit a

form of note

UNSECURED PROMISSORY NOTE

U.S.$____________	Issue Date: February __, 2016

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES THAT MAY BE ISSUED AS REPAYMENT FOR THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

Subject to the terms and conditions of this Note, for value received, Amyris, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [Investor Name] or registered assigns (“Holder”), the principal sum of [Investment Amount] Dollars ($_________), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate. Interest shall begin to accrue on the Issue Date set forth above, shall continue to accrue on the outstanding principal until the entire Balance is paid, and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note was issued pursuant to the Note and Warrant Purchase Agreement, dated as of February 12, 2016 (as amended from time to time, the “Agreement”), by and among the Company, the original holder of this Note and the other parties thereto and is subject to provisions of the Agreement.

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1.                  DEFINITION. The following definitions shall apply for purposes of this Note.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.

“Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) thirteen and a half percent (13.50%) per annum.

“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

“Board of Directors” means the Company’s Board of Directors.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Event of Default” has the meaning set forth in Section 5.

“Financing Document” means each of this Note, the Notes, the Agreement and any other document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Maturity Date” means May 15, 2017.

“Note” means this Unsecured Promissory Note.

“Notes” means a series of unsecured promissory notes aggregating up to no more than $20,000,000 in original principal amount issued under the Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Principal Balance” means, at the applicable time, all then outstanding principal of this Note.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.                  PAYMENT AT MATURITY DATE; INTEREST.

2.1              Payment at Maturity Date.

(a)               If this Note has not been previously prepaid pursuant to Section 3.1 prior to the Maturity Date, then the entire Balance shall be due and payable in full in cash on the Maturity Date.

(b)               All rights with respect to this Note shall terminate upon the repayment of the entire Balance of this Note as provided in Section 2.1(a). Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after repayment pursuant to Section 2.1.

(c)                Notwithstanding anything herein to the contrary, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

3.                  Prepayment; Change of control.

3.1              Prepayment. The Company may at any time, without penalty, upon at least five (5) days’ advance written notice to Holder, prepay all or any portion of the unpaid Balance of this Note. Any such prepayment shall be applied as provided in Section 4 below.

3.2              Change of Control Payment. If the Company completes a Change of Control before the payment of the entire Balance of this Note, then upon the closing of such Change of Control, Holder shall be entitled to be repaid the entire Balance of this Note.

4.                  Notes Pari Passu; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that are in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company.

5.                  EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a)               The Company fails to make any payment when due under this Note on the applicable due date or within five (5) days after written notice of such failure has been given on behalf of Holder to the Company;

(b)               A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;

(c)                    The Company breaches any material obligation to any Holder under this Note and does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company; or

(d)                   The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5(b), become immediately due and payable upon written notice by or on behalf of all Holder(s) of then outstanding Notes. Notwithstanding any other provision of this Note, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note only in concert with all other holders of outstanding Notes and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the holders of a majority of the then outstanding principal amount of the Notes.

6.                  PROVISIONS RELATING TO Stockholder RIGHTS. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

7.                  REPRESENTATIONS AND WARRANTIES OF HOLDER. In order to induce the Company to issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Agreement.

8.                  GENERAL PROVISIONS.

8.1              Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

8.2              Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder who (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 5 of the Agreement, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

8.3              Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.4              Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

8.5              Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: , with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: , facsimile number: , and as to Holder at the address and facsimile number set forth opposite such Holder’s name on Schedule I to the Agreement or as otherwise indicated by Holder by providing notice of a change in its address, facsimile number, or other information to the Company. Holder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.6              Place of Payment. Payments of the Principal and any interest and other payments hereunder shall be delivered to the Holder at the address specified in the Agreement or at such other address or the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

8.7              Amendments and Waivers. This Note and all other Notes issued under the Agreement may be amended and provisions may be waived by the Note holders holding at least a majority of the then outstanding principal amount of Notes and the Company as provided in Section 11(j) of the Agreement. Any amendment or waiver effected in accordance with Section 11(j) of the Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.

8.8              Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Unsecured Promissory Note to be signed in its name as of the date first written above.

THE COMPANY
AMYRIS, INC.

By:
Name:
Title

exhibit B

FORM OF WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

WARRANT TO PURCHASE STOCK

Company:	Amyris, Inc., a Delaware corporation
Warrant Certificate:	W-
Number of Shares:	[●]
Class of Stock:	Common Stock
Warrant Price:	$0.01 per share
Issue Date:	___________, 2016
Expiration Date:	The 5th anniversary after the Issue Date

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, [INSERT INVESTOR NAME] (together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is issued in connection with the Note and Warrant Purchase Agreement between Company and the Purchasers (as defined therein) dated as of February 12, 2016, as amended from time to time (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

ARTICLE 1 EXERCISE.

1.1.            Conditions to Exercise. Holder may not exercise this Warrant unless and until this Warrant has been approved by a majority of the Company’s stockholders whose vote was counted at the Stockholders Meeting (the “Exercise Condition”). Upon satisfaction of the Exercise Condition and thereafter, this Warrant shall be exercisable for [●] shares of the Company’s Common Stock (subject to adjustment as provided herein) (the “Shares”). The number of Shares and the Warrant Price are subject to adjustment as provided herein, and all references to “Shares” and “Warrant Price” herein shall be deemed to include any such adjustment or series of adjustments.

1.2.            Method of Exercise.

(a)               Mechanics. This Warrant may be exercised by the Holder on any day on or after the date the Exercise Condition has been satisfied (an “Exercise Date”), in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1.3). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Shares in accordance with the terms hereof. On or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Shares with respect to which this Warrant has been exercised, irrespective of the date such Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1 and the number of Shares represented by this Warrant submitted for exercise is greater than the number of Shares being acquired upon an exercise and upon surrender of this Warrant to the Company by the Holder, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant representing the right to purchase the number of Shares purchasable immediately prior to such exercise under this Warrant, less the number of Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Shares upon exercise of this Warrant. Notwithstanding the foregoing, except in the case where an exercise of this Warrant is validly made pursuant to a Cashless Exercise), the Company’s failure to deliver Shares to the Holder on or prior to the later of ((i) three (3) Trading

2

Days after receipt of the applicable Exercise Notice and (ii) one (1) Trading Day after the Company’s receipt of the Aggregate Exercise Price (or valid notice of a Cashless Exercise (such later date, the “Share Delivery Deadline”) shall not be deemed to be a breach of this Warrant.

(b)               Company’s Failure to Timely Deliver Securities. If the Company shall fail, for any reason or for no reason, on or prior to the Share Delivery Deadline, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to the Holder (or its designee) a certificate for the number of Shares to which the Holder is entitled and register such Shares on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such Shares) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Shares multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this clause (ii). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

1.3.            Cashless Exercise Right. In lieu of exercising this Warrant as specified in Article 1.2, Holder may from time to time, following satisfaction of the Exercise Condition , in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Warrant Price pursuant to Article 1.2, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

3

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the fair market value of each Share shall be the average for the five Trading Days immediately prior to the date of determination thereof of the last reported sale price regular way on each such day, or, in the case no such sale takes place on any such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock on such day, in each case as quoted on the Principal Market, as reported by Bloomberg or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

C= the Warrant Price then in effect for the applicable Shares at the time of such exercise.

1.4.            Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired. Holder shall be deemed to own and have all of the rights associated with any Shares or other securities or property to which it is entitled pursuant to this Warrant upon the exercise or conversion of the Warrant in accordance with this Article 1.

1.5.            Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6.            Treatment of Warrant Upon Acquisition of Company.

1.6.1        “Acquisition”. For the purpose of this Warrant, “Acquisition” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares (as defined below) of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any

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transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Company’s Board of Directors (the “Board”) does not consist of Continuing Directors (as defined below). For the purposes of this Article 1.7.1, (i) “Voting Shares” of any person shall mean capital shares or capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, and (ii) “Continuing Director” shall mean, as of any date of determination, any member of the Board who (i) was a member of the Board on the Issue Date or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board voting with respect thereto shall at the time have been Continuing Directors.

1.6.2        Treatment of Warrant at Acquisition. In the event of an Acquisition, either (a) Holder shall exercise or convert his Warrant in full with respect to all remaining Shares for which the Warrant is then exercisable and such exercise or conversion will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise or convert the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide Holder with written notice of the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

1.7.            Insufficient Authorized Shares. If at any time while the Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrant at least a number of shares of Common Stock equal to 100% (the “Required Reserve Amount”) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrant then outstanding, then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrant then outstanding.

ARTICLE 2 ADJUSTMENTS TO THE SHARES.

2.1.            Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock of the Company, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of shares of common stock of the Company to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increases the amount of stock for which this Warrant is exercisable, the number of Shares subject to the Warrant shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by

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reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares subject to the Warrant shall be proportionately decreased.

2.2.            Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than an Acquisition which is subject to the provisions of Article 1.6), Holder shall be entitled to receive, upon exercise or conversion of this Warrant the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3.            Rights Upon Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock (which dividend or other distribution has not already been given to the Holder of the Warrant), by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant and prior to the Expiration Date, then, in each such case:

(a)               any Warrant Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Warrant Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(b)               the number of Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a);

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provided that in the event that the Distribution is of shares of Common Stock(“Other Shares of Common Stock”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate warrant price equal to the product of the amount by which the warrant price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Shares calculated in accordance with the first part of this paragraph (b).

2.4.            Other Adjustment Events. If any event occurs of the type contemplated by the provisions of this Article 2 but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment in the Warrant Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Article 2.4 will increase the Warrant Price or decrease the number of Shares as otherwise determined pursuant to this Article 2.

2.5.            No Impairment. Without the consent of the Holder, the Company shall not by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6.            Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder in cash equivalent to the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7.            Certificate as to Adjustments. Upon each adjustment of the Warrant Price and Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer, Corporate Secretary or a senior financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price and Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price and Shares.

ARTICLE 3 REPRESENTATIONS AND COVENANTS OF THE COMPANY. The Company represents and warrants to the Holder as follows:

3.1.            Representations and Warranties. The Company represents and warrants and covenants to the Holder as follows: all Shares which may be issued upon the exercise of the

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purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company will at all times reserve and keep available, out of its authorized but unissued share of Common Stock, solely for the purpose of providing the exercise or conversion of this Warrant, the aggregate number of Shares issuable upon exercise or conversion of this Warrant. The Company will use its reasonable best efforts to ensure that the Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the Shares are listed or traded.

3.2.            No Stockholder Rights. Except as provided in this Warrant, and other than with regard to shares of the Company’s common stock acquired by Holder other than pursuant to the exercise of this Warrant, the Holder will not have any rights as a stockholder of the Company until the exercise of this Warrant.

3.3.            Charges, Taxes and Expenses. Issuance of certificates for Shares to the Holder upon the exercise or conversion of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

ARTICLE 4 REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1.            Purchase for Own Account. This Warrant and the securities to be acquired upon exercise or conversion of this Warrant by the Holder will be acquired for investment for the Holders account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act of 1933 (the “Securities Act”) and the Holder has no present intention, and upon exercise or conversion will have no intention, of selling or engaging in any public distribution of the same except pursuant to a registration or exemption. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2.            Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3.            Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities

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and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4.            Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.5.            The Securities Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. The Holder further understands that settlement of this Warrant is to be made in Shares and, for the elimination of doubt, the fact that the Shares delivered on exercise of this Warrant will not be registered under the Securities Act (as defined below) will not in any way require the Company to settle this Warrant otherwise than in Shares, including without limitation, that there is no circumstance that would require the Company to settle this Warrant in cash.

ARTICLE 5 MISCELLANEOUS.

5.1.            Term. Following the satisfaction of the Exercise Condition described in Article 1.1, this Warrant will be exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2.            Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

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5.3.            Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of the Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D under the Securities Act; provided, however, in any such transfer the transferee shall agree to be bound by the terms of this Warrant as if an original holder hereof.

5.4.            Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

[insert investor notice information]

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Amyris, Inc.
5885 Hollis Street, Suite 100

Emeryville, CA 94608

Attn: General Counsel

Facsimile:

With a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attn:

Facsimile:

5.5.            Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the parties against which enforcement of such change, waiver, discharge or termination is sought.

5.6.            Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date and the Exercise Condition has occurred prior to such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.3 above as to all Shares (or such other securities) for which it

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shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

5.7.            Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.8.            Amendment. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Holder.

5.9.            Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

5.10.        Governing Law. This Warrant, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

ARTICLE 6 CERTAIN DEFINITIONS.

“Bloomberg” means Bloomberg Financial Markets.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 5.11. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Principal Market” means The NASDAQ Stock Market.

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“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

[Balance of Page Intentionally Left Blank]

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“COMPANY”

Amyris, Inc.

By:
John Melo, Chief Executive Officer

AGREED AND ACKNOWLEDGED:
“HOLDER”

[insert investor name]

(Signature)

(Print Name)

(Title)

Exhibit A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE STOCK

AMYRIS, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Shares”) of Amyris, Inc. a Delaware corporation (the “Company”), evidenced by Warrant to Purchase Stock No. _______ (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.      Form of Exercise Price. The Holder intends that payment of the Aggregate Exercise Price shall be made as:

____________	a “Cash Exercise” with respect to _________________ Shares; and/or

____________	a “Cashless Exercise” with respect to _______________ Shares.

2.      Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.       Delivery of Shares. The Company shall deliver to Holder, or its designee or agent as specified below, __________ Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

☐     Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐     Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, _____ _____________________________ Name of Registered Holder
By: ______________________ Name: Title: Tax ID:____________________________ Facsimile:__________________________ E-mail Address:_____________________